Exhibit T3A.9

RESTATED CERTIFICATE OF INCORPORATION

OF

QUANTRONIX CORPORATION

It is hereby certified that:

1. The present name of the corporation (hereinafter called the “Corporation”) is QUANTRONIX CORPORATION. The name under which the Corporation was originally incorporated is QUANTRONIX CORPORATION; and the date of filing the original certificate of incorporation with the Secretary of State of the State of Delaware is October 25, 1967.

2. The certificate of incorporation of the Corporation is hereby amended by striking out Articles THIRD, FOURTH, FIFTH, SIXTH, SEVENTH, EIGHTH and NINTH thereof and by substituting in lieu thereof new Articles THIRD, FOURTH, FIFTH, SIXTH, SEVENTH and EIGHTH which are set forth in the Restated Certificate of Incorporation hereinafter provided for; and in connection with said amendments, each of the 21,000 issued and outstanding shares of Common Stock, par value $1.00 per share, of the Corporation, is hereby changed into and shall become 19-1/2 shares of Common Stock $.01 par value per share.

3. The provisions of the certificate of incorporation of the Corporation as heretofore amended and/or supplemented, and as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Certificate of Incorporation of Quantronix Corporation without any further amendments other than the amendments herein certified and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

4. The amendments and the restatement of the certificate of incorporation herein certified have been duly adopted in accordance with the provisions of Section 242 and of Section 245 of the General Corporation Law of the State of Delaware and in accordance with the provisions of Section 228 thereof,

5. The capital of the Corporation will not be reduced under or by reason of any amendment herein certified.

6. The certificate of incorporation of the Corporation, as amended and restated herein, shall upon the effective date of this Restated Certificate of Incorporation, read as follows:

CERTIFICATE OF INCORPORATION

OF

QUANTRONIX CORPORATION

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Quantronix Corporation.

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 229 South State Street, City of Dover, County of Kent, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

THIRD: The nature of the business and of the purposes to be conducted and promoted by the Corporation shall be to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, which shall include, without limiting the generality of the foregoing, the following:

To design, manufacture, devise, improve, maintain, operate, buy, sell, acquire, dispose of, lease as lessor or lessee, license the use of as licensor or licensee, and generally deal in and with, as principal, agent, broker and in any other lawful capacity, any and all kinds of optical, electric, electronic, mechanical, scientific and other equipment, machines, devices, techniques and methods.

To purchase, receive, take by grant, gift, devise, bequest, or otherwise, lease, or otherwise acquire, own, hold, use, employ, improve, sell, convey, exchange, transfer, or otherwise dispose of, mortgage, pledge, or otherwise create, a security interest in, lease or otherwise permit others to convey, exchange, transfer, or otherwise dispose of, mortgage, pledge, or otherwise create a security interest in, lease or otherwise permit others to use, and generally to deal in and with, as principal, agent, broker, or otherwise, property of every kind and nature, whether real or personal and whether tangible or intangible, and any interest therein, without limit as to amount or kind, and wherever situated.

To apply for, purchase, or otherwise acquire, own, use, introduce, develop, exploit, deal in, sell, assign, and otherwise dispose of, and grant licenses or sublicenses in respect of, and otherwise turn to account, any trademarks, trade names, patents, processes, improvements, inventions, discoveries, formulae, copyrights, service marks, labels and designs.

To purchase or otherwise acquire and to hold, sell, assign, transfer, mortgage, pledge, exchange or otherwise dispose of, and to guarantee securities (which term, for the purpose of this Article Third, includes, without limitation of the generality thereof, any shares of stock, bonds, debentures, notes, mortgages, or other obligations, and any certificates, receipts, or other instruments representing rights to receive, purchase, or subscribe for the same, or representing any other rights or interests therein or in any property or assets) created or issued by any persons, firms, associations, corporations, or governments, governmental authorities, or subdivisions thereof, domestic or foreign; to make payment therefor in any lawful manner; and to exercise, as owner or holder of any securities, any and all rights, powers, and privileges in respect thereof, including the right to vote thereon.

To enter into, make, and perform and carry out or cancel and rescind, contracts of every kind and description with any person, trustee, entity, syndicate, partnership, association, corporation, or governmental, municipal or public authority, domestic or foreign.

To be a promoter, partner, member, associate or manager of other business enterprises or ventures, and to the extent permitted by law to be an incorporator of other corporations of any type or kind; to acquire by purchase, exchange, or otherwise, all, or any part of, or any interest in, the properties, assets, business and good will of any one or more persons, firms, associations, or corporations, to pay for the same in cash, property, or its own or other securities, to hold, operate, reorganize, liquidate, sell, or in any manner dispose of the whole or any part thereof, and in connection therewith, to assume, guarantee performance of, or otherwise provide for any liabilities, obligations, or contracts of such persons, firms, associations or corporations, to conduct the whole or any part of any business thus acquired; and acting alone, or as a promoter, partner, member, associate, or manager of other business enterprises or ventures, to conduct or participate or engage in any commercial, mercantile, trading, manufacturing, industrial, service, real estate, or other business or activity, foreign or domestic, as may be lawfully conducted or participated or engaged in by a corporation organized under the laws of the State of Delaware.

To lend its uninvested funds from time to time to such extent, to such persons, firms, associations, corporations, governments or subdivisions thereof, and on such terms and on such security, if any, as the Board of Directors of the Corporation may determine.

To make any guaranty respecting stocks, dividends, securities, indebtedness, interest, contracts, or other obligations, so far as the same may be permitted to be done by a corporation organized under the laws of the State of Delaware.

To borrow money from time to time, and without limit as to amount; from time to time to issue and sell its own securities in such amounts, at such prices, on such terms and conditions, and for such purposes, now or hereafter permitted by the laws of the State of Delaware and by this Certificate of Incorporation, as the Board of Directors of the corporation may determine; and to secure such securities by mortgage upon, or the pledge of, or the conveyance or assignment in trust of, the whole or any part of the properties, assets, business, and good will of the Corporation, then owned or thereafter acquired.

To draw, make, accept, endorse, discount, execute, and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures, and other negotiable or transferable instruments and evidences of indebtedness, whether secured by mortgage or otherwise, as well as to secure the same by mortgage or otherwise, so far as may be permitted by the laws of the State of Delaware.

To purchase, hold, cancel, reissue, sell, exchange, transfer, or otherwise deal in its own securities from time to time, to such an extent, in such manner, and upon such terms, as the Board of Directors of the Corporation shall determine; provided, however, that the Corporation shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital, except to the extent permitted by law.

To do everything necessary, proper, advisable, or convenient for the accomplishment of any of the purposes or the attainment of any of the objects, or the furtherance of any of the powers herein set forth and to do every other act and thing incidental thereto or connected therewith, provided the same be not forbidden by the laws of the State of Delaware.

The foregoing clauses shall be construed as powers as well as objects and purposes, and the matters expressed in each clause shall, except if otherwise expressly provided, be in no wise limited by reference to or inference from the terms of any other clause, but shall be regarded as independent objects, purposes, and powers; and the enumeration of specific objects, purposes, and powers shall not be construed to limit or restrict in any manner the meaning of general terms or the general powers of the Corporation; nor shall the expression of one thing be deemed to exclude another not expressed, although it be of like nature.

The Corporation shall be authorized to exercise and enjoy all other powers, rights, and privileges granted to corporations formed under the General Corporation Law and all the powers conferred upon such corporations by the laws of Delaware, as in force from time to time, so far as not in conflict herewith, or which may be conferred by all acts heretofore or hereafter amendatory of or supplemental to said laws, and the enumeration of certain powers as herein specified is not intended as exclusive of, or as a waiver of, any of the powers, rights, or privileges granted or conferred by said laws now or hereafter in force.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Three Million Five Hundred Thousand (3,500,000) shares, consisting of:

(a) Five Hundred Thousand (500,000) shares of Preferred Stock of the par value of $.01 per share (hereinafter referred to as “Preferred Stock”); and

(b) Three Million (3,000,000) shares of Common Stock of the par value of $.01 per share

(hereinafter referred to as “Common Stock”).

A.	Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series, as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated. All shares of any one series of Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends, if any, thereon shall be cumulative, if made cumulative. The voting powers and the preferences and relative, participating, optional and other special rights of each such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors of the Corporation is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Preferred Stock, the voting powers and the designations, preference and relative, optional and other special rights, and the qualifications, limitations and restrictions of such series, including, but without limiting the generality of the foregoing, the following:

(a) The distinctive designation of, and the number of shares of Preferred Stock which shall constitute each series, which number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

(b) The rate and times at which, and the terms and conditions on which, dividends, if any, on Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or series of the same or other classes of stock and whether such dividends shall be cumulative or non-cumulative;

(c) The right, if any, of the holders of Preferred Stock of such series to convert the same into, or exchange the same for, shares of any other class or classes or of any series of the same or any other class or classes of stock of the Corporation and the terms and conditions of such conversion or exchange;

(d) Whether or not Preferred Stock of such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, Preferred Stock of such series may be redeemed;

(e) The rights, if any, of the holders of Preferred Stock of such series upon the voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the Corporation;

(f) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such series; and

(g) The voting powers, if any, of the holders of such series of Preferred Stock which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the Corporation if there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and on such conditions as the Board of Directors may determine; provided, however, that each holder of Preferred Stock shall have no more than one vote in respect of each share of Preferred Stock held by him on any matter voted upon by the stockholders.

B.	Common Stock

1. After the requirements with respect to preferential dividends on the Preferred Stock (fixed in accordance with the provisions of paragraph A of this Article Fourth), if any, shall have been met and after the Corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts (fixed in accordance with the provisions of paragraph A of this Article Fourth), and subject further to any other conditions which may be fixed in accordance with the provisions of paragraph A of this Article Fourth, then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

2. After distribution in full of the preferential amount, if any, (fixed in accordance with the provisions of paragraph A of this Article Fourth) to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up, of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

3. Except as may otherwise be required by law or by the provisions of such resolution or resolutions as may be adopted by the Board of Directors pursuant to paragraph A of this Article Fourth, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by him on all matters voted upon by the stockholders.

C.	Other Provisions

1. The relative powers, preference and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to authority granted in paragraph A of this Article Fourth and the consent, by class or series vote or otherwise, of the holders of such of the series of Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock whether or not the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them, provided however, that the Board of Directors may provide in the resolution or resolutions as to any series of Preferred Stock adopted pursuant to paragraph A of this Article Fourth that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

2. Subject to the provisions of subparagraph 1 of this paragraph C, shares of any series of Preferred Stock may be issued from time to time as the Board of Directors of the Corporation shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

3. Shares of Common Stock may be issued from time to time as the Board of Directors of the Corporation shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

4. The authorized amount of shares of Common Stock and of Preferred Stock may, without a class or series vote, be increased or decreased from time to time by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon.

FIFTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SIXTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the by-laws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

2. In furtherance and not in limiation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expresely authorized and empowered;

(a) To make, alter, or repeal by-laws subject to the power of the stockholders to alter or repeal the by-laws made or altered by the Board of Directors.

(b) Subject to the provisions of the laws of the State of Delaware and to the applicable provisions of the by-laws then in effect, to determine, from time to time, at what times and places and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution of the Board of Directors or of the stockholders of the Corporation.

(c) Without the assent or vote of the stockholders, to authorize and issue obligations of the Corporation, secured or unsecured, to include therein such covenants and restrictions and such provisions as to redeemability, convertibility, or otherwise, as the Board of Directors, in its sole discretion, may determine, and to authorize the mortgaging or pledging,as security therefor, of any property of the Corporation, real or personal, including after-acquired property.

(d) From time to time in such manner and upon such terms and conditions as may be determined by the Board of Directors, to provide and carry out and recall, abolish, revise, alter or change one or more stock option, bonus, profit-sharing, retirement, insurance, pension, and other types of incentive, compensation and benefited plans for the employees (including officers and directors) of the Corporation and its subsidiaries and to fix the amount of profits to be distributed or shared and to determine the persons to participate in any such plans and the amounts of their respective participations.

(e) To set apart out of any of the funds available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of the Certificate of Incorporation, and of the by-laws of the Corporation.

3. In lieu of taking any permissive or requisite action by vote at a meeting of stockholders, any such vote and any such meeting may be dispensed with if either all of the stockholders entitled to vote upon the action at any such meeting shall consent in writing to any such corporate action being taken or if less than all of the stockholders entitled to vote upon the action at any such meeting shall consent in writing to any such corporate action being taken; provided, that any such action taken upon less than the unanimous written consent of all stockholders entitled to vote upon any such action shall be by the written consent of the stockholders holding at least the minimum percentage of the votes required to be cast to authorize any such action under the provisions of the General Corporation Law or under the provisions of the Certificate of Incorporation or the by-laws as permitted by the provisions of the General Corporation Law; and, provided, that prompt notice be given to all stockholders entitled to vote on any such action of the taking of such action without a meeting and by less than unanimous written consent.

SEVENTH: Any contract, transaction, or act of the Corporation or of the Board of Directors, which shall be ratified by a majority in interest of a quorum of the stockholders of the Corporation having voting power at any annual meeting or any special meeting called for such purpose, shall be as valid and as binding as though ratified by every stockholder of the Corporation; provided, however, that any failure of the stockholders to approve or ratify such contract, transaction, or act, when and if submitted, shall not be deemed in any way to invalidate the same or to deprive the Corporation, its directors or officers, of their right to proceed with such contract, transaction, or action.

EIGHTH: The Corporation shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.”

Executed at Farmingdale	NewYork, on February 10th, 1969

/s/ Richard T. Daly
Richard T. Daly, President

Attest:

/s/ Sydney Meistrich
Sydney Meistrich, Secretary

STATE OF NEW YORK	)
COUNTY OF SUFFOLK	)

BE IT REMEMBERED that, on February 10th, 1969 before me a Notary Public duly authorized by law to take acknowledgement of deeds, personally came Richard T. Daly, President of Quantronix Corporation who duly signed the foregoing instrument before me and acknowledged that such signing is his act and deed, that such instrument as executed is the act and deed of said Corporation, and that the facts stated therein are true.

GIVEN under my hand on February 10, 1969

Notary Public

8602800130

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION OF

QUANTRONIX CORPORATION

Under Section 242 of the Delaware Corporation Law

1. The name of the corporation is Quantronix Corporation.

2. The corporation’s certificate of incorporation was filed by the Department of State on October 25, 1967.

3. The purpose of the Amendment is to eliminate the liability of directors to the corporation and its stockholders for monetary damages arising out of the violation by directors of their fiduciary duty of care by deleting article EIGHTH of the certificate of incorporation and substituting in its place the following:

“(a) The liability of the Corporation’s directors to the Corporation or its stockholders shall be eliminated to the full extent permitted by Section 102(b) (7) of the General Corporation Law of the State of Delaware, as amended from time to time New language.]

“(b) The Corporation shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time, indemnify pursuant thereto. [Present language.]”

4. The Amendment to the certificate of incorporation was authorized by a vote of the board of directors at a meeting duly convened and held on September 29, 1986, followed by a vote of the holder or holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders, duly convened and held on September 29, 1986.

IN WITNESS WHEREOF, this certificate has been subscribed this 29th day of September, 1986 by the undersigned who affirm that the statements made herein are true under the penalties of perjury.

QUANTRONIX CORPORATION

Date September 29,1986	By:	/s/ Donald Mitchell
Donald Mitchell, President

	By:	/s/ Sydney Meistrich
Sydney Meistrich, Secretary

00003                1544n-2

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On this 29th day of September, 1986, before me personally came Donald Mithcell, to me known, who, being by me duly sworn, did depose and say that he resides at 6 Loft Land, Smithtown NY 11988; that he is the President of Quantronix Corporation the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the board of directors of said corporation.

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On this 29th day of September, 1986, before me personally came Sydney Meistrich, to me known, who, being by me duly sworn, did depose and say that he resides at 21 Oleandar Drive, [ILLEGIBLE], NY 11768; that he is the Secretary of Quantronix Corporation the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the board of directors of said corporation.

00004